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                                                             File No. __________

                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549

                                --------------------------

                                      FORM N-8A

                             NOTIFICATION OF REGISTRATION
                          FILED PURSUANT TO SECTION 8(a) OF
                          THE INVESTMENT COMPANY ACT OF 1940

                                --------------------------

    The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                                     PICS TRUST I
                                --------------------------
                                        (Name)

                               c/o Lehman Brothers Inc.
                               3 World Financial Center
                              New York, New York  10285
                       (No. and Street, City, State, Zip Code)

                Telephone Number, including Area Code:  (212) 526-7000

                  Name and address of agent for service of process:

                                    Jennifer Marre
                                 Lehman Brothers Inc.
                               3 World Financial Center
                              New York, New York  10285

                                   with copies to:

                                Gary S. Schpero, Esq.
                               Raymond W. Wagner, Esq.
                              Simpson Thacher & Bartlett
                                 425 Lexington Avenue
                              New York, New York  10017

                              --------------------------

Check Appropriate Box:

    Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                                  YES  /X/       NO   / /

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                                      SIGNATURES

    Pursuant to the requirements of the Investment Company Act of 1940, the trustee of the registrant has duly caused this notification of registration to be duly signed on behalf of the registrant in the City of New York, State of New York, on the 30th day of December, 1997.

                                       PICS TRUST I

                                       By: /s/ Jennifer Marre
                                           ------------------------
                                           Jennifer Marre, Trustee


Attest: /s/ Steven Berkenfeld
        -----------------------
        Name: Steven Berkenfeld
        Title: Sponsor

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